Riviera Holdings Corporation
                         2901 Las Vegas Boulevard South
                               Las Vegas, NV 89109
                       Investor Relations: (800) 362-1460
                               TRADED: AMEX - RIV
                               www.theriviera.com









FOR FURTHER INFORMATION:
AT THE COMPANY:                                  INVESTOR RELATIONS CONTACT:
Duane Krohn, Treasurer and CFO                   Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                             (208) 241-3704 Voice
(702) 794-9442 Fax                               (208) 232-5317 Fax
Email:  dkrohn@theriviera.com                    Email:   etruax@aol.com

FOR IMMEDIATE RELEASE:

                   RIVIERA REPORTS THIRD QUARTER 2003 RESULTS

                  LAS VEGAS, NV - October 21, 2003 -- Riviera Holdings Corporation (AMEX: RIV) today reported financial results for the third quarter of 2003. Net revenues for the quarter were $49.0 million, up $523,000 or 1.1 percent from net revenues of $48.5 million in the third quarter of 2002. Income from operations for the quarter was $3.6 million, up $138,000 or 3.9 percent from the third quarter of 2002. EBITDA for the quarter was $7.6 million, down $353,000 or 4.4 percent from EBITDA of $7.9 million in the third quarter of 2002. The net loss was ($3.2 million) or ($0.91) per share compared with a net loss of ($16.9 million) or ($4.89) per share in the third quarter of 2002. Net income for the third quarter of 2002 was affected by the loss on extinguishment of debt and additional interest expense totaling $13.5 million or $3.92.

         For the first nine months of 2003, net revenues were $144.8 million compared with $144.6 million in the first nine months of 2002. Income from operations was approximately $12.8 million in the first nine months of both 2003 and 2002. EBITDA for the first nine months of 2003 was $25.1 million, down $1.2 million or 4.5 percent from EBITDA of $26.3 million in the first nine months of 2002. The net loss was ($7.7 million) or ($2.23) per share for the first nine months of 2003 compared with a net loss of ($20.8 million) or ($6.04) per share in the first nine months of 2002. Net income for the first nine months of 2002 was affected by the loss on extinguishment of debt and additional interest expense totaling $13.9 million or $4.03 per share.

         EBITDA, which is defined by the Riviera as Earnings Before Interest, Income Taxes, Depreciation, Amortization and loss on extinguishment of debt, is not a Generally Accepted Accounting Principles measurement. A reconciliation of EBITDA to net loss is attached to this press release.

Third Quarter 2003 Highlights

- Riviera Black Hawk contributed $2.1 million of income from operations, an increase of $345,000 or 19.1 percent from the third quarter of 2002
- Riviera Black Hawk contributed $3.6 million in EBITDA, an increase of $269,000 or 8.1 percent from the third quarter of 2002
- Riviera Las Vegas income from operations decreased $265,000 or 9.4 percent to $2.6 million

- Riviera Las Vegas EBITDA decreased $680,000 or 11.8 percent to $5.1 million
- Riviera Las Vegas occupancy was 96.7 percent compared with 92.5 percent in 2002; ADR (average daily room rate) decreased $2.66 to $57.32. RevPar (revenue per available room) was comparable to the third quarter of 2002
- The two shareholder suits against the Riviera seeking class action status were vigorously defended and subsequently, were voluntarily dismissed with prejudice by each of the respective plaintiffs, one August 28, 2003 and the other on September 29, 2003
- Riviera Las Vegas entered into an agreement with Alliance Gaming to provide ACSC slot systems, including ticket-in, ticket-out capability

Riviera Las Vegas

         Bob Vannucci, President of Riviera Las Vegas, said, "Third quarter Las Vegas revenues were up $532,000 or 1.5 percent, primarily due to a 6.2 percent increase in slot revenues. Slot machine coin-in, or volume, increased 3.9 percent for the quarter. Convention rooms decreased from 36.7 percent to 31.9 percent of total occupancy while leisure and gaming increased from 55.4 percent to 59.8 percent and Internet sales rose from 7.8 percent to 12.2 percent. The overall average daily room rate decreased $2.66 to $57.32 due to the change in room mix. RevPar remained flat at $55.45. Occupancy, however, increased 4.2 points to 96.7 percent.

         "Las Vegas EBITDA declined $680,000 or 11.8 percent for the third quarter. This was primarily due to increases in health care costs and other employee benefits. Our margins were 14.1 percent compared to 16.2 percent in the same quarter of 2002.

         "The decline in Convention room nights was partially caused by conventioneers booking via the Internet which circumvent traditional hotel room blocks. While occupancy levels may not have been affected, the ADR has been impacted. Leisure and Asian segments are rebooking and the fall looks encouraging for overall bookings. It appears that the effects of the war with Iraq and the SARS virus have been mitigated.

         "Las Vegas Strip gaming revenues were up 7.0 percent in July 2003, while Riviera Las Vegas gaming revenues were up 9.3 percent. Las Vegas Strip gaming revenues were down 10.4 percent in August 2003 and our gaming revenues were down 5.4 percent. Citywide visitor volumes, occupancy and convention attendance were up in both July and August 2003.

         "We are optimistic that our agreement with Alliance Gaming to provide the ACSC slot system will allow us to increase or customer database by offering new competitive features such as free play promotional vouchers and electronic drawings. We will also have the capability to initiate ticket-in, ticket-out technology on our machines in an orderly transition. We believe that this capital investment will help maintain our competitive position in the market and will provide cost savings over the long term as we implement the system."

Riviera Black Hawk

         Ron Johnson, President of Riviera Black Hawk, said, "We are pleased that third quarter EBITDA of $3.6 million was up $269,000 or 8.1 percent over last year. Gaming revenues, slot market share and EBITDA margins all increased compared to last year's third quarter. Changes in the focus of our marketing programs introduced in November of last year continue to strengthen our position in the Black Hawk market.

         "Neil Narter, General Manager of Riviera Black Hawk, tendered his resignation effective October 17, 2003 to pursue a gaming management opportunity in Louisiana. To help ensure a smooth transition I will serve as General Manager on an interim basis."

Consolidated Operations

         Bill Westerman, Chairman and CEO, said, "With $25 million of cash and $30 million under our line of credit, we have the financial resources to endure adverse short-term business conditions and to fund the equity portion of our potential projects in New Mexico and Missouri, further diversifying our earnings base. The Riviera and the three other remaining applicants for a Racino in Hobbs, New Mexico are scheduled to appear before the New Mexico Racing
Commission the week of November 10. A decision by the Commission is expected in early December. Finally, we believe that the dismissal of the shareholder litigation, with prejudice, is reflective of our continuing diligence in evaluating proposals and responding to potential investors in a professional manner."

Conference Call Information

         In conjunction with the release of third quarter 2003 financial results, Riviera will broadcast a conference call on Tuesday, October 21, 2003.
Investors can listen to the call via the Internet at http://www.firstcallevents.com/service/ajwz390268808fg12.html or http://www.theriviera.com or by dialing 800-289-0730. A rebroadcast of the conference is available through October 24, 2003 by dialing 719-457-0820, pass code 239593.

Safe Harbor Statement

         The forward-looking statements included in this news release, which reflect management's best judgment based on factors currently known to it, involve risks and uncertainties including expansion objectives and timetables, hotel and casino market conditions, financing requirements, regulatory approvals and other risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Report on Form 10-K for December 31, 2002 and Forms 10-Q and 8-K filed during 2003. Actual results may differ materially.

About Riviera Holdings

         Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk,
Colorado. Riviera is traded on the American Stock Exchange ("AMEX") under the symbol RIV. The Riviera continues its dialogue with AMEX relating to the maintenance of its listing status.


                        -- Four Pages of Tables Follow --


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Riviera Holdings Corporation
Financial Summary
                                Three Months Ended September 30             Nine Months Ended September 30
                                -------------------------------             ------------------------------
                ($ in 000s)    2003        2002       Var     %Var        2003        2002        Var     %Var
                               ----        ----       ---     ----        ----        ----        ---     ----
Net Revenues:

Riviera Las Vegas              $ 35,944    $ 35,412    $ 532    1.5%     $ 107,706   $ 107,161 $  545     0.5%

Riviera Black Hawk               13,029      13,038       (9)  -0.1%        37,086     37,454    (368)   -1.0%
                            ----------------------------------        ---------------------------------
  Total Net Revenues             48,973      48,450       523   1.1%       144,792    144,615      177    0.1%
Operating Income:
Riviera Las Vegas                 2,556       2,821     (265)  -9.4%        10,509     10,732    (223)   -2.1%
Riviera Black Hawk                2,147       1,802       345  19.1%         5,751      5,411      340    6.3%
Corporate Expenses (1)          (1,062)     (1,120)        58   5.2%       (3,478)    (3,258)    (220)   -6.8%
                            ----------------------------------        ---------------------------------
  Total Operating Income          3,641       3,503       138   3.9%        12,782     12,885    (103)   -0.8%
EBITDA (2):
Riviera Las Vegas                 5,073       5,753     (680) -11.8%        18,476     19,543  (1,067)   -5.5%
Riviera Black Hawk                3,579       3,310       269   8.1%        10,114     10,005      109    1.1%
Corporate Expenses (1)          (1,062)     (1,120)        58   5.2%       (3,478)    (3,258)    (220)   -6.8%
                            ----------------------------------        ---------------------------------
  Total EBITDA                    7,590       7,943     (353)  -4.4%        25,112     26,290  (1,178)   -4.5%

EBITDA Margins (2):
Riviera Las Vegas                 14.1%       16.2%                          17.2%      18.2%
Riviera Black Hawk                27.5%       25.4%                          27.3%      26.7%
Consolidated                      15.5%       16.4%                          17.3%      18.2%

 Net Income (Loss)            $ (3,153)    $ (16,895)(3)                   $ (7,748) $ (20,817)(3)
Weighted average basic
and diluted shares
outstanding                      3,477       3,456                           3,473       3,448

 Basic and diluted
earnings (loss) per
share                         $  (0.91)    $  (4.89)                      $  (2.23)    $ (6.04)


(1) Corporate expenses year to date increased in 2003 as due to additional professional fees and costs associated with corporate governance and the shareholder vote on the removal of certain voting restrictions in the Company's articles of incorporation.
(2) EBITDA consists of earnings before interest, income taxes, depreciation, amortization and loss on extinguishment of debt. EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies by certain investors. Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of the Company's business segment properties' performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments and debt principal repayments, which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company. A reconciliation of EBITDA to net income (loss) is included in the financial schedules accompanying this release.
(3) Includes loss on extinguishment and additional interest expense totaling $13.5 million in the quarter and $13. 9 million for the nine months ended September 30, 2002.

Riviera Holdings Corporation
Reconciliation of Operating Income (Loss) to EBITDA:
          ($ In 000's)                  Net            Interest        Operating
                                      Income           Income &          Income                         Management
                                      (Loss)          (Expense)         (Loss)        Depreciation         Fee          EBITDA
                                     -------         ----------        -------       -------------        ----          ------
 Third Quarter 2003:
Riviera Las Vegas                $    2,513         $     (43)        $  2,556        $    2,871       $  (354)       $  5,073
Riviera Black Hawk                      114            (2,033)           2,147             1,078           354        $  3,579
Corporate                            (5,780)           (4,718)          (1,062)              -              -           (1,062)
                                 -------------     -----------     --------------- -----------------    ---------    -------------
                                 $   (3,153)        $  (6,794)        $  3,641        $    3,949        $   -         $  7,590

 Third Quarter 2002:
Riviera Las Vegas                $    2,826         $       5         $  2,821        $    3,276        $  (344)      $  5,753
Riviera Black Hawk                      930              (872)           1,802             1,164            344          3,310
Corporate                           (20,651)          (19,531)          (1,120)              -               -          (1,120)
                                 --------------    -----------      --------------- -----------------   ----------   -------------
                                 $  (16,895)        $ (20,398)        $  3,503        $    4,440        $    -        $  7,943

 Nine Months Ended September 30, 2003:
Riviera Las Vegas                $   10,381         $    (128)        $ 10,509        $    9,051        $ (1,084)     $  18,476
Riviera Black Hawk                     (398)           (6,149)           5,751             3,279           1,084         10,114
Corporate                           (17,731)          (14,253)          (3,478)              -               -           (3,478)
                                 --------------    -----------    --------------- -----------------  ------------  -------------
                                 $   (7,748)        $ (20,530)        $  12,782       $   12,330        $    -        $  25,112

 Nine Months Ended September 30, 2002:
Riviera Las Vegas                $   10,906         $     174         $  10,732       $    9,925        $ (1,114)     $  19,543
Riviera Black Hawk                    1,333            (4,078)            5,411            3,480           1,114         10,005
Corporate                           (33,056)          (29,798)           (3,258)             -               -           (3,258)
                                 --------------   ------------    --------------- -----------------   -----------   -------------
                                 $  (20,817)        $ (33,702)        $  12,885       $   13,405        $    -        $  26,290


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


                Balance Sheet Summary
                     ($ in 000s)
                                                    September 30,   Dec 31,
                                                       2003          2002
                                                    -------------------------
  Cash and short-term investments (a)                 $25,601        $20,220
  Total current assets                                 35,140         30,022
  Property and equipment, net                         179,381        188,233
  Other assets (bond offering costs,                   16,405         17,641
  deferred             taxes and other) (b)
  Total assets                                        230,926        235,896
  Total current liabilities                            33,712         28,409
  Other long-term liabilities (CEO pension plan and     6,160          6,465
  other)
  Long-term debt, net of current portion              214,386        216,694
  Total shareholders' (deficiency) equity (c)        (23,332)       (15,672)

  (a) In addition to the cash and short-term investments, the Company has a $30 million senior secured revolving credit arrangement, which has no outstanding advances.
  (b) Includes capitalized costs associated with the Missouri venture of $1.5 million and the New Mexico venture of $1.2 million in 2002 and 2003.
  (c) Includes loss on extinguishment of debt of $11.2 million and net interest expense due to debt defeasance of $2.7 million in 2002.



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



RIVIERA HOLDINGS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                                 Three Months Ended         Nine Months Ended
                                                                        September 30              September 30
                       ($ In 000's)                           2003          2002            2003        2002
                                                          ----------------------------  --------------------------
Revenues:

  Casino                                                      $  27,215     $  26,806    $    80,683   $   81,732
  Rooms                                                          11,040        11,020         33,494       32,406
  Food and beverage                                               8,567         8,455         25,109       24,833
  Entertainment                                                   4,981         4,698         13,851       13,278
  Other                                                           2,024         2,031          6,034        6,282
                                                          ----------------------------  --------------------------
       Total                                                     53,827        53,010        159,171      158,531
                                                          ----------------------------  --------------------------
   Less promotional allowances                                    4,854         4,560         14,379       13,916
                                                          ----------------------------  --------------------------
            Net revenues                                         48,973        48,450        144,792      144,615
                                                          ----------------------------  --------------------------
COSTS AND EXPENSES:
  Direct costs and expenses of operating departments:
    Casino                                                       14,425        14,751         42,392       43,936
    Rooms                                                         6,377         5,908         18,721       17,476
    Food and beverage                                             5,840         5,590         16,893       16,198
    Entertainment                                                 3,182         3,280          9,057        8,954
    Other                                                           747           708          2,105        2,129
  Other operating expenses:
    General and administrative                                   10,812        10,270         30,512       29,632
     Depreciation and amortization                                3,949         4,440         12,330       13,405
                                                          ----------------------------  --------------------------
            Total costs and expenses                             45,332        44,947        132,010      131,730
                                                          ----------------------------  --------------------------
INCOME FROM OPERATIONS                                            3,641         3,503         12,782       12,885
                                                          ----------------------------  --------------------------
OTHER INCOME (EXPENSE):
  Interest expense                                              (6,788)       (6,863)       (20,548)     (19,975)
   Interest expense-net due to defeasance                            0        (2,328)             0       (2,692)
   Loss on extinguishment of debt                                    0       (11,211)             0      (11,211)
  Interest income                                                   (6)            4             18          176
            Total other income (expense)                        (6,794)      (20,398)       (20,530)     (33,702)
                                                          ----------------------------  --------------------------
NET INCOME (LOSS)                                            $  (3,153)    $ (16,895)      $ (7,748)  $  (20,817)
                                                          ============================  ==========================
EARNINGS PER SHARE DATA:
Weighted average common & common equivalent shares                3,477         3,456          3,473        3,448
                                                          ----------------------------  --------------------------
Diluted earnings (loss) per share                              $ (0.91)      $ (4.89)     $   (2.23)     $ (6.04)
                                                          ============================  ==========================
                                                                 # # #
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